Exhibit 5.1

[Letterhead of Baker & Hostetler LLP]

July 5, 2011

Eternal Energy Corp.
2549 W. Main Street, Suite 202
Littleton, Colorado 80120

Re:	Eternal Energy Corp.
Registration Statement on Form S-4
(File No. 333-173927)

Ladies and Gentlemen:

We have acted as counsel to Eternal Energy Corp., a Nevada corporation (the “Company”), in connection with the issuance by the Company of 164,023,288 shares of common stock, $0.001 par value per share (the “Shares”), of the Company pursuant to an Agreement and Plan of Merger, dated as of April 8, 2011 (the “Merger Agreement”), among the Company, American Eagle Energy Inc., a Nevada corporation, and Eternal Sub Corp., a Nevada corporation and a wholly-owned subsidiary of the Company, as described in the Registration Statement on Form S-4 (File No. 333-173927) (as amended, the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering this opinion, we have reviewed the Merger Agreement, the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Nevada and the federal laws of the United States of America, and applicable reported judicial decisions, rules, and regulations interpreting and implementing those laws, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.  We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours, /s/ Baker & Hostetler LLP Baker & Hostetler LLP